Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144784 on Form F-3 and Registration Statement No. 333-149157 on Form S-8 of our report dated April 2, 2009 relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and includes two explanatory paragraphs stating 1) that the International Financial Reporting Standards adopted by the European Union (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) and that the information relating to the nature and effect of such differences is presented in Note 58 to the consolidated financial statements of the Group, and that 2) during 2008 the Bank of Spain issued Circular 6/2008 which modified the presentation format of financial statement models and for this reason, the consolidated financial statements for 2007 and 2006 have been restated to conform to the new presentation formats required by the Bank of Spain, the changes do not impact the consolidated stockholders’ equity or consolidated income for such years and that the information relating to the modification of the financial statement formats is included in Note 1.3 to the consolidated financial statements of the Group), and of our report dated April 02, 2009 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2008.

/s/  Deloitte, S.L.
Madrid- Spain

April 2, 2009